EXHIBIT 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

June 22, 2007

Board of Directors
China Housing & Land Development, Inc.

     Re:  Shares subject to Registration Statement on Form SB-2

Gentlemen:

     You have requested my opinion as to the legality of the issuance by China Housing and Land Development, Inc., (the "Corporation") of the 12,040,401 shares of common stock, including up to 2,778,554 shares of common stock issuable upon the exercise of common stock purchase warrants being offered by the named selling securities holders (the "shares") set forth in a registration statement on Form SB-2 to be filed with the U.S. Securities and Exchange Commission.

     Pursuant to your request I have reviewed and examined:

     (1)  The Articles of Incorporation of the Corporation, (the "Articles");

     (2)  The Bylaws of the Corporation;

     (3)  Certain resolutions of the Director of the Corporation;

     (4)  The Registration Statement; and

     (5)  Such other matters as I have deemed relevant to my opinion.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the 9,261,554 shares sold by the Corporation to the selling securities holders were duly authorized, legally issued and are fully paid and non-assessable. In addition, I am of the opinion that the 2,778,554 shares offered by the selling securities holders issuable upon exercise of the common stock purchase warrants identified in the registration statement have been duly authorized and upon exercise pursuant to their terms, will be legally issued, fully paid and non-assessable.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Dennis Brovaron
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Dennis Brovarone